Executive Severance, Release and Waiver Agreement

This Executive Severance, Release and Waiver Agreement (the “Agreement”) is made between BioFuel Energy Corp., a Delaware corporation, (the “Company”) and Daniel J. Simon (the “Executive,” and collectively, the “Parties”) and shall be effective on the Effective Date, as defined in Section 6(c) below.

WHEREAS, Company and Executive have determined that is in their mutual best interests that Executive’s employment relationship with Company be severed;

NOW, THEREFORE, for and in consideration of the mutual covenants herein contained and other good and valuable consideration, the Parties hereby agree as follows:

1.	Termination Date. The Parties agree that as of June 30, 2010, (the “Termination Date”) the employment relationship between Executive and Company will be terminated.

2.	Existing Company Obligations. Company is responsible for fulfilling the following obligations.

a.
 Salary.  On the Termination Date, Company will pay to Executive any accrued, unpaid compensation through the Termination Date at his base salary rate, subject to standard payroll deductions and tax withholdings.

b.
 Bonus.  Executive shall be eligible to earn a bonus in an amount of up to Fifty Thousand Dollars ($50,000), based upon a successful transition of his duties on or before the Termination Date and in lieu of any performance bonus that would otherwise have been accrued or payable, which shall be determined by the Company’s Chief Executive Officer in his sole discretion and shall be payable on the Termination Date, subject to standard payroll deductions and tax withholdings.

c.
Expenses.  Company will reimburse Executive for any unreimbursed business expenses.  Executive has notified Company in writing of all expenses for which he is entitled to, but has not yet received, reimbursement.  The list of such unreimbursed expenses is attached below as Schedule A.

d.
Equity and Options.  Nothing in this Agreement shall impair Executive’s rights regarding any vested equity interests, options, warrants or other equity related rights, and any such rights continue to be fully enforceable.  Further, the Company and Executive agree that, for purposes of vesting under the Company’s 2007 Equity Incentive Compensation Plan (the “Equity Plan”), Executive shall be considered a “consultant” for the period during which the Company is obligated to pay Severance (as defined below), such that any awards that are unvested or partially vested as of the Termination Date shall continue to vest according to the terms of the Equity Plan or any applicable award agreements during such period.  The Company shall also take whatever steps are reasonably necessary (e.g., to cause Company counsel to issue legal opinions under Rule 144 promulgated under the Securities Act of 1933) to remove any restrictive legends on any of Executive’s existing equity interests in the Company upon lapse of any restrictions thereon.

Executive Severance, Release and Waiver Agreement

e.
No Other Obligations.  Except as set forth in this Section 2, Executive acknowledges that he is not entitled to any other compensation, benefits or other form of remuneration, including the Severance payment described in Section 4, except for the fact that he has executed, delivered and declined to revoke this Agreement.

3.
Existing Executive Obligations.  Executive represents and warrants that he has returned to Company any and all of Company’s tangible or intangible property that has been in his possession.  This includes, but is not limited to, any cell phone, pager, computer or computer accessory, software, computer files, paper files, customer information, product or service data, and confidential Company information, data, correspondence, or work-product.  To the extent that Executive still has possession of, or has not returned to Company, any Company property, that property is listed below in Schedule B.  Property listed on Schedule B will be returned to Company within 7 days of the Termination Date, unless otherwise noted on Schedule B.  Notwithstanding the foregoing, Executive may retain copies of his employment related documents, and other documents directly pertaining to Executive’s employment rights and indemnity rights, and doing so shall not be considered a violation of this provision.

4.
Severance.  Provided that Executive signs and does not revoke this Agreement, Company will pay to Executive the sum of Two Hundred Seventy Thousand ($270,000.00), subject to standard payroll deductions and tax withholdings (the “Severance”).  The Severance will be paid to Executive in equal installments corresponding with the Company’s payroll dates beginning with the first payroll date following the Termination Date  and ending on the first anniversary of such payroll date.

5.
Health Insurance.  The Company will reimburse Executive for the cost of healthcare continuation under COBRA, upon presentation by Executive of reasonable documentation of prior payment, for the twelve (12) months beginning with the first month following the Termination Date. The Executive will then be eligible to continue receiving health insurance benefits pursuant to federal COBRA law, or, if applicable, state insurance laws, and by Company’s current health insurance policy.  Executive will receive from Company further information regarding COBRA rights.  Executive will be responsible for all premiums to be paid under any COBRA extension of Executive’s health insurance benefits that Executive may elect.

Executive Severance, Release and Waiver Agreement

6.
Release.   In consideration of the payment of Severance by the Company, Executive, for himself, his heirs, personal representatives and assigns, and any other person or entity that could or might act on behalf of his, including, without limitation, his counsel (all of whom are collectively referred to as “Releasers”), hereby fully and forever releases and discharges the Company, its present and future affiliates and subsidiaries, and each of their past, present and future officers, directors, employees, shareholders, independent contractors, attorneys, insurers and any and all other persons or entities that are now or may become liable to any Releaser due to any Releasee’s act or omission, all of whom are collectively referred to as “Releasees,” of and from any and all actions, causes of action, claims, demands, costs and expenses, including attorney’s fees, of every kind and nature whatsoever, in law or in equity, whether now known or unknown, that Releasers, or any person acting under any of them, may now have, or claim at any future time to have, based in whole or in part upon any act or omission occurring on or before the Termination Date, without regard to present actual knowledge of such acts or omissions, including specifically, but not by way of limitation, matters which may arise at common law, such as breach of contract, express or implied, promissory estoppels, wrongful discharge, tortuous interference with contractual rights, infliction of emotional distress, defamation, or under federal, state or local laws, such as the Fair Labor Standards Act, the Executive Retirement Income Security Act, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Equal Pay Act, the Americans with Disabilities Act, and any state civil rights or anti-discrimination acts; EXCEPT for the rights and obligations created by this agreement.  Executive hereby warrants that he has not assigned or transferred to any person any portion of any claim which is released, waived and discharged above.  Executive further states and agrees that he has not experienced any illness, injury, or disability compensable and recoverable under the worker’s compensation law of any state that was not reported to the Company before the Termination Date, and Executive agrees that he will not file a worker’s compensation claim asserting the existence of any such illness, injury, or disability.  Executive understands and agrees that by signing this Agreement he is giving up his right to bring any legal claim against the Company concerning, directly or indirectly, Executive’s employment relationship with the Company, including his separation from employment.  Executive agrees that this legal release is intended to be interpreted in the broadest possible manner in favor of the Company, to include all actual or potential legal claims that Executive may have against the Company, except as specifically provided otherwise in this agreement.  Executive covenants never to institute any action or other proceeding based in whole or part upon any right or claim released by this agreement.  Notwithstanding the foregoing or anything else contained herein to the contrary, Executive shall be entitled to seek, and the Company agrees not to contest, any benefits that may otherwise be available to Executive under state or federal unemployment insurance programs.

6.
Waiver of ADEA Claims.  Executive acknowledges that he understands the language used in this Agreement and the Agreement’s legal effect.  Executive further acknowledges that he understands that, by signing this Agreement, he is giving up the right to sue Company for age discrimination.  The Parties agree that this waiver and release does not apply to any rights that may arise under the ADEA after the Effective Date of this Agreement.  Executive acknowledges that the consideration given for this waiver and release was given by Company in addition to any wages, benefits, bonuses, or other things of value to which Executive would otherwise have been entitled.  Further, Executive acknowledges that he has been advised here in writing as follows:

a.	Executive has been advised to consult with an attorney before signing this Agreement.

Executive Severance, Release and Waiver Agreement

b.
Executive has had at least 21 days to consider this Agreement before signing it.  If Executive signed this Agreement within 21 days of the date that the Agreement was offered to Executive, then Executive’s choice not to wait for the full 21-day period to expire was made knowingly and voluntarily, and was in no way induced by Company by means of intimidation, fraud, duress, or any other threat to withdraw the terms offered under this Agreement.

c.
For a period of seven (7) calendar days after signing the Agreement, Executive may, in his sole discretion, rescind this Agreement, by delivering a written notice of recision to the Company to the attention of Mark Zoeller, General Counsel.  If Executive rescinds this Agreement within seven calendar days after signing it, this Agreement shall be void, all actions taken pursuant to this Agreement shall be reversed, and neither this Agreement nor the fact of or circumstances surrounding its execution shall be admissible for any purpose whatsoever in any proceeding between the parties, except in connection with a claim or defense involving the validity or effective rescission of this Agreement.  If Executive does not rescind this Agreement within seven calendar days after signing, this Agreement shall become final and binding and shall be irrevocable upon the eighth day after the Executive signs it (the “Effective Date”).

7.
Mutual Non-Disparagement.  To the extent permitted by law, Executive acknowledges and agrees that, as a condition for Company’s payment of the Severance, and of the promises made by Company in this Agreement, Executive shall not make any disparaging, derogatory or detrimental statements to anyone, including but not limited to any media outlet, industry group, financial institution, current or former employee, consultant, client or customer of Company, regarding Company or any of its directors, officers, employees, agents, affiliates, consultants or representatives or about Company's business affairs and financial condition, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of Company’s business, and will not engage in any conduct which is intended to harm professionally or personally the reputation of Company (including its officers, directors, and employees). Company agrees to instruct its officers and directors not to make any disparaging, derogatory or detrimental statements to anyone, including but not limited to any media outlet, industry group, or current or future employee about Executive; about Executive’s employment with Company; or about Executive’s separation from Company.

Executive Severance, Release and Waiver Agreement

8.	Nondisclosure.

a.
The Company has provided Executive with some or all of the Company’s various trade secrets and confidential or proprietary information, consisting of, but not limited to, information relating to:  (a) business operations and methods; (b) existing and proposed investments and investment strategies; (c) financial performance; (d) compensation, severance arrangements and amounts (whether relating to the Company or to any of its employees, including Executive); (e) contractual relationships (including the terms of this Agreement); (f) business partners and relationships; (g) limited partners and prospective limited partners of the Company’s funds; (h) marketing strategies; (i) intellectual property and technology, software, systems, methods, apparatuses, inventions, discoveries, improvements, designs, techniques, code, procedures, development tools, formulas, research, developments, objects, agents and components thereof, subroutines and other programs and (j) lists with information related to existing or prospective customers, partners or investors, including, but not limited to particular investments, investment strategies, investment patterns and amounts (collectively, “Confidential Information”).  Confidential Information shall not include:  (i) information that Executive may furnish to third parties regarding his obligations under Sections 8 and 9; (ii) information that becomes generally available to the public by means other than Executive’s breach of Section 8; or (iii) information that Executive is required by law, regulation, court order or discovery demand to disclose; provided, however, that in the case of clause (iii), Executive gives the Company reasonable notice prior to the disclosure of the Confidential Information and the reasons and circumstances surrounding such disclosure to provide the Company an opportunity to seek a protective order or other appropriate request for confidential treatment of the applicable Confidential Information.

b.
Executive agrees that all Confidential Information, whether prepared by Executive or otherwise coming into his possession prior to or during the term of Executive’s employment by the Company, shall remain the exclusive property of the Company.  Executive further agrees that Executive shall not, without the prior written consent of the Company, use or disclose to any third party any of the Confidential Information described herein, directly or indirectly, except as permitted by the Company in writing or as necessary to defend any claim against him or to enforce any rights he may have as an equity holder of the Company.

c.
Subject to the exceptions set forth elsewhere in this Agreement,Executive agrees that all Confidential Information and other files, documents, materials, records, notebooks, customer lists, business proposals, contracts, agreements and other repositories containing information concerning the Company or the business of the Company (including all copies thereof) in Executive’s possession, custody or control, whether prepared by Executive or others, shall remain with or be returned to the Company promptly (within twenty-four (24) hours, to the extent practicable) after the Termination Date.

9.	Noncompete and Nonsolicitation. In consideration of the payment of Severance by the Company, Executive agrees as follows:

a.
Business Relationships and Goodwill.  Executive acknowledges and agrees that, as the Executive Vice President and Chief Operating Officer of the Company, Executive has been given Confidential Information and that his services have been unique and extraordinary.  Executive acknowledges and agrees that this creates a special relationship of trust and confidence between the Company, Executive and the Company’s current and prospective customers, members, and investors.  Executive further acknowledges and agrees that there is a high risk and opportunity for any person given such responsibility, specialized training, and Confidential Information to misappropriate the relationship and goodwill existing between the Company and the Company’s current and prospective customers, members, vendors and investors.  Executive therefore acknowledges and agrees that it is fair and reasonable for the Company to take steps to protect itself from the risk of such misappropriation.  Consequently, Executive agrees to the following noncompetition and nonsolicitation covenants.

Executive Severance, Release and Waiver Agreement

b.
Scope of Noncompetition Obligations.  Executive acknowledges and agrees that the period commencing with the Effective Date of this Agreement and ending one (1) year after the Termination Date will constitute the non-compete, non-solicit and non-divert period (the “Non-Interference Period”).  Notwithstanding the foregoing, in the event the Company does not pay the Severance to Executive that is otherwise due to Executive under Section 4 of this Agreement by reason of bankruptcy, dissolution or insolvency of the Company, the Non-Interference Period shall terminate on the date such Severance Payment would otherwise have been due.

i.
During the Non-Interference Period, Executive will not, directly or indirectly, participate in the ownership, management, operation, financing or control of, or be employed by or consult for or otherwise render services to, any Competitor in the States of New York, Colorado, Minnesota, or Nebraska, or in any other state within the United States of America, or in any country in the world.  The term “Competitor” means any person or entity who is engaged in the business that the Company or any subsidiary of the Company engages in at or preceding the time of termination of employment, including building and operating facilities to be used for the production of corn-based ethanol and engaging in commercial sales of corn-based ethanol. For purposes of clarity, a Competitor does not include any entity that engages in the manufacture or sale of ethanol or other bio-fuel products that are derived from biomass sources other than corn.

ii.
During the Non-Interference Period, Executive will not divert away or attempt to divert away any business from the Company to another company, business, or individual.  Additionally, Executive shall not, during the Non-Interference Period, solicit, divert away or attempt to divert away business from any Company Customer, either directly or indirectly. “Company Customer” is defined as any person, company, or business that Executive has on behalf of the Company contacted, solicited, serviced, or had access to Confidential Information about. “Solicit” is defined as soliciting, inducing, attempting to induce, or assisting any other person, firm, entity, business or organization, whether direct or indirect, in any such solicitation, inducement or attempted inducement, in all cases regardless of whether the initial contact was by Executive, the Company Customer, or any other person, firm, entity, business, or organization.

Executive Severance, Release and Waiver Agreement

iii.
Executive further agrees that, during the Non-Interference Period, he will not directly or indirectly:  (a) solicit, entice, persuade or induce any employee, agent or representative of the Company, who was an employee, agent or representative of the Company upon the termination or expiration of this Agreement, to terminate such person’s relationship with the Company or to become employed by any business or person other than the Company; (b) approach any such person for any of the foregoing purposes; (c) authorize, solicit or assist in the taking of such actions by any third party; or (d) hire or retain any such person, in each instance other than any (x) employee whose employment was terminated by the Company or any direct or indirect subsidiary of the Company or (y) employee, agent, representative or other person who independently responded to a general solicitation for employment by Executive or any third party which was not specifically targeted to or reasonably expected to target the Company.

c.
Acknowledgement.  Executive acknowledges that the compensation, specialized training, and the Confidential Information provided to Executive pursuant to his employment with the Company give rise to the Company’s interest in restraining Executive from competing with the Company, that the noncompetition and nonsolicitation covenants are designed to enforce such consideration and that any limitations as to time, geographic scope and scope of activity to be restrained as defined herein are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other business interest of the Company.

d.
Survival of Covenants.  Executive agrees not to challenge the enforceability or scope of Sections 8 and 9.  Executive further agrees to notify all future persons or businesses with which he becomes affiliated or employed, of the restrictions set forth in Sections 8 and 9, prior to the commencement of any such affiliation or employment.

e.
Permitted Ethanol Investments.  Notwithstanding anything herein to the contrary, during the Non-Interference Period Executive may own a passive equity interest of less than one percent in any public corn-based ethanol companies; provided, that Executive does not participate in the management of such corn-based ethanol company in any capacity (including, but not limited to, director, officer or manager).  No such ownership restrictions shall apply to investments in companies that are not engaged in the manufacture of corn-based ethanol or any other line of business in which the Company is engaged at the time of such investment, so long as such Executive does not participate in the management of such company in any capacity.

f.
Severability and Reformation.  If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect, and the invalid, void or unenforceable provisions shall be deemed severable.  Moreover, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be reformed by limiting and reducing it to the minimum extent necessary, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

Executive Severance, Release and Waiver Agreement

11.	Denial of Liability. The parties understand and agree that this Agreement shall not be construed as an admission of liability on the part of any person or entity, liability being expressly denied.

12.
Governing Law.  This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of Colorado, without regard to conflicts of law principles.  Every dispute arising from or relating to this Agreement shall be tried only in the state or federal courts situated in Denver, Colorado metropolitan area.  The parties consent to venue in those courts, and agree that those courts shall have personal jurisdiction over them in, and subject matter jurisdiction concerning, any such action.

13.	Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

14.
Assignment.   Neither Company nor Executive may assign its respective rights or obligations under this Agreement without prior written consent from Company and Executive, except that such rights and obligations may be assigned without such prior written consent if the assignment is in connection with a sale or transfer of control of Company.

15.
Severability.   If any part or parts of this Agreement shall be held unenforceable for any reason, the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is deemed invalid or unenforceable by any court of competent jurisdiction, and if limiting such provision would make the provision valid, then such provision shall be deemed to be construed as so limited.

16.
Notice.   Any notice required or otherwise given pursuant to this Agreement shall be in writing and mailed certified return receipt requested, postage prepaid, or delivered by overnight delivery service, addressed as follows:

If to the Company:	BioFuel Energy Corp.
Attn: Mark Zoeller, General Counsel
1600 Broadway, Suite 2200
Denver, CO 80202

If to the Executive:	Daniel J. Simon
39000 CR 44
Steamboat Springs, CO 80487

17.	Headings. The headings for sections herein, or lack thereof, are for convenience only and shall not affect the meaning of the provisions of this Agreement.

Executive Severance, Release and Waiver Agreement

18.	Indemnification.

(a)           The Company agrees that (i) if Executive is made a party, or is threatened to be made a party, to any threatened or actual action, suit or proceeding, whether civil, criminal, administrative, investigative, appellate or other (each, a “Proceeding”) by reason of the fact that he is or was a director, officer, employee, agent, manager, consultant or representative of the Company or is or was serving at the request of the Company as a director, officer, member, employee, agent, manager, consultant or representative of another entity or (ii) if any claim, demand, request, investigation, dispute, controversy, threat, discovery request or request for testimony or information (each, a “Claim”) is made, or threatened to be made, that arises out of or relates to Executive’s service in any of the foregoing capacities, then Executive shall promptly be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s certificate of formation, limited liability company agreement or resolutions of the Board or, if greater, by the laws of the State of Delaware, against any and all reasonable costs, expenses, liabilities and losses (including, without limitation, attorney’s fees, judgments, interest, expenses of investigation, penalties, fines, or penalties and amounts paid or to be paid in settlement) incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if he has ceased to be a director, member, employee, agent, manger, consultant or representative of the Company or other entity and shall inure to the benefit of Executive’s heirs, executors and administrators. The Company shall advance to Executive all costs and expenses incurred by him in connection with any such Proceeding or Claim within fifteen (15) days after receiving written notice requesting such an advance, provided that if he is ultimately determined by a court of competent jurisdiction not to be entitled to indemnification for such Proceeding and Claim, Executive will promptly repay the amount advanced.

(b) Neither the failure of the Company (including the Board, independent legal counsel or stockholders) to have made a determination in connection with any request for indemnification or advancement under Section 18(a) that Executive has satisfied any applicable standard of conduct, nor a determination by the Company (including the Board, independent legal counsel or stockholders) that Executive has not met any applicable standard of conduct, shall create a presumption that Executive has not met an applicable standard of conduct.

(c) Up until the Termination Date, and for a period of three (3) years thereafter, the Company shall keep in place a directors’ and officers’ liability insurance policy or (policies) providing comprehensive coverage to Executive at least equal to the coverage that the Company provides for any other present or former senior executive or director of the Company.

(d) Nothing in this Agreement is intended to waive, release or compromise Executive’s rights to indemnity or contribution under applicable law, the Company’s By-Laws, the Company’s Articles of Incorporation, or otherwise.

Executive Severance, Release and Waiver Agreement

19.
Entire Agreement.   This Agreement and any other agreements and other documents specifically referenced herein, including equity option awards and agreements, constitutes the entire agreement between Company and Executive, and supersedes any prior understanding or representation of any kind preceding the date of this Agreement. There are no other promises, conditions, understandings or other agreements, whether oral or written, relating to the subject matter of this Agreement.

Executive:	Daniel J. Simon	BIOFUEL ENERGY CORP.
	(Name)	(Company Name)

Signature:	/s/ Daniel J. Simon	Signature:	/s/ Scott Pearce
	(Executive Signature)		(Authorized Signature)

		Title:	CEO

Date:	6/2/10	Date:	June 2, 2010

Executive Severance, Release and Waiver Agreement

Schedule A
Unreimbursed Business Expenses

Expense report to be submitted prior to June 30.

Executive Severance, Release and Waiver Agreement

Schedule B
Company Property Not Returned to the Company

1.	Laptop Computer.

Executive Severance, Release and Waiver Agreement